Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 8, 2004, except with respect to the matters described in the fifth paragraph of the report, as to which the date is October 8, 2004, accompanying the consolidated financial statements and Schedule II of Global Crossing Limited and subsidiaries appearing in the Annual Report of Global Crossing Limited on Form 10-K for the year ended December 31, 2004 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/Grant Thornton LLP

New York, New York

May 26, 2005